Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated October 28, 2014, in this Registration Statement (File No. 333-198746) of Smart Trust, Capital Innovations Global Infrastructure & MLP Trust, Series 7.

/s/ Grant Thornton LLP
Grant Thornton LLP

Chicago, Illinois

October 28, 2014